Exhibit 99.1

For Release at 1:05 p.m., PDT 10/24/13

Iteris Reports Fiscal Second Quarter 2014 Results

— Record Roadway Sensors Revenues Up 22% to $8.8 Million —

SANTA ANA, Calif. — October 24, 2013 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal second quarter ended September 30, 2013.

Fiscal Q2 2014 Highlights vs. Same Year-ago Quarter

•            Total revenues up 10% to $17.0 million

•            Roadway Sensors revenues up 22% to a record $8.8 million

•            Gross margin improved 140 basis points to 40.6%

•            Operating income increased to $1.0 million from $837,000 and included increased R&D as well as sales and marketing investments in the company’s iPerform® segment

Fiscal Q2 2014 Financial Results

Total revenues in the second quarter of fiscal 2014 increased 10% to $17.0 million compared to $15.4 million in the same year-ago quarter. The increase was primarily attributed to a 22% increase in Roadway Sensors revenues, and to a lesser extent, a 20% increase in iPerform revenues, which was partially offset by a 4% decrease in Transportation Systems revenues.

The increase in Roadway Sensors revenues to a record $8.8 million was primarily due to the success of various growth initiatives developed earlier in the year, strong demand in the traffic video detection market and improved traction in key products, such as the Vantage Vector hybrid video and radar detection system. The 20% increase in iPerform revenues was primarily attributable to legacy weather forecasting and support services activities while the decrease in Transportation Systems revenues was largely a result of scheduling on certain contract awards.

Gross margin in the second quarter increased 140 basis points to 40.6% from 39.2% in the year-ago quarter. The gross margin expansion was primarily the result of a shift in sales mix weighted more towards sales of Roadway Sensors products and better absorption of certain manufacturing overhead costs achieved from the significant increase in Roadway Sensors revenues.

Operating expenses in the second quarter increased 13% to $5.9 million compared to $5.2 million in the year-ago quarter. The increase was primarily due to planned increases in sales and marketing and research and development expenses.

Operating income in the second quarter increased 20% to $1.0 million compared to operating income of $837,000 in the year-ago quarter. Net income in the second quarter increased 20% to $661,000, or $0.02 per diluted-share, compared to net income of $550,000, or $0.02 per diluted share, in the year-ago quarter.

During the second quarter of fiscal 2014, Iteris repurchased approximately 21,000 shares of its common stock for $37,000. Since implementing a series of repurchase programs beginning in August 2011, the company has repurchased approximately 2.3 million shares for an aggregate purchase price of $3.6 million. Approximately $747,000 remains available for share repurchases under the current program.

Total backlog at the end of the second quarter was $40.0 million compared to $34.2 million in the prior quarter and $41.2 million in the year-ago quarter. Backlog was comprised of $31.1 million from Transportation Systems, $5.5 million from iPerform and $3.4 million from Roadway Sensors.

Management Commentary

“Our consolidated revenue growth, record Roadway Sensors revenue and increased margins, demonstrates the successful execution of our business plan and continued expansion into the intelligent traffic management market,” said Abbas Mohaddes, president and CEO of Iteris. “Supported by healthy performance in our Roadway Sensors segment, we also saw an improvement in operating income, which included accelerated investments in iPerform.”

“iPerform continues to gain momentum through key IP development, customer and staff expansion, and the achievement of multiple technical milestones,” continued Mohaddes. “Such milestones included the release of a new graphical user interface and integrated weather data and traffic incident information. These advancements were necessary to lay the groundwork for the development of our predictive weather and traffic platforms.

“While our fiscal third quarter is typically the weakest of the year, we still expect continued year-over-year revenue growth. As the market demand for technology-focused traffic management solutions continues to expand, we believe the strategic investments we are making will build shareholder value and highlight Iteris as the go-to-market leader in our target markets.”

Conference Call

Iteris will hold a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal second quarter 2014 results. Iteris’ CEO Abbas Mohaddes will host the call, followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Thursday, October 24, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-877-941-8416

International dial-in number: 1-480-629-9808

Conference ID: 4644188

The conference call will be broadcast live and available for replay via the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the call will also be available after 7:30 p.m. ET on the same day through November 7, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4644188

About Iteris, Inc.

Iteris, Inc. is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers throughout the U.S. and internationally. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements based on our current expectations, estimates, and projections about our business, the traffic management industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘should, ‘‘ “could,” ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s future performance, market share and operating results, our expected organic growth and anticipated opportunities, and the market demand for and acceptance of our products, technologies and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; our ability to successfully develop, market and sell software-based solutions, specifically our IterisPeMS software; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2013	March 31, 2013
	(unaudited)
ASSETS:
Cash	$21,831	$19,137
Trade accounts receivable, net	10,158	10,946
Costs and estimated earnings in excess of billings on uncompleted contracts	5,146	6,346
Inventories	2,021	2,465
Prepaid expenses and other current assets	1,005	852
Current portion of deferred income taxes	2,363	2,363
Total current assets	42,524	42,109

Long-term portion of deferred income taxes	5,294	5,888
Property and equipment, net	1,711	1,862
Goodwill	17,318	17,318
Intangible and other assets, net	2,196	2,334
Total assets	$69,043	$69,511

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$9,678	$10,764
Billings in excess of costs and estimated earnings on uncompleted contracts	1,729	1,958
Total current liabilities	11,407	12,722
Long-term liabilities	655	908
Total liabilities	12,062	13,630
Stockholders’ equity	56,981	55,881
Total liabilities and stockholders’ equity	$69,043	$69,511

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Total revenues	$17,027	$15,504	$34,057	$31,808
Cost of revenues	10,115	9,433	20,419	19,473
Gross profit	6,912	6,071	13,638	12,335

Operating expenses:
Selling, general and administrative	4,791	4,226	9,896	9,127
Research and development	949	834	1,733	1,467
Amortization of intangible assets	161	161	322	322
Change in fair value of contingentacquisition consideration	9	13	16	(321)
Total operating expenses	5,910	5,234	11,967	10,595
Operating income	1,002	837	1,671	1,740
Non-operating income (expense):
Other income (expense), net	12	3	9	8
Interest income (expense), net	(4)	(9)	(8)	(14)
Income from continuing operations before income taxes	1,010	831	1,672	1,734
Provision for income taxes	(349)	(281)	(581)	(595)
Income from continuing operations	661	550	1,091	1,139
Gain on sale of discontinued operation, net of tax	—	—	30	87
Net income	$661	$550	$1,121	$1,226

Income per share from continuing operations — basic and diluted	$0.02	$0.02	$0.03	$0.03
Gain per share from sale of discontinued operation — basic and diluted	$—	$—	$—	$0.00
Net income per share - basic and diluted	$0.02	$0.02	$0.03	$0.04

Shares used in basic per share calculations	32,629	33,631	32,575	33,720
Shares used in diluted per share calculations	32,864	33,772	32,790	33,817

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended September 30, 2013
Total revenues	$8,777	$6,898	$1,352	$17,027

Segment operating income (loss)	$1,956	$743	$(263)	$2,436
Corporate and other income (expense), net				(1,264)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(9)
Operating income				$1,002

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended September 30, 2012 *
Total revenues	$7,220	$7,158	$1,126	$15,504

Segment operating income (loss)	$1,593	$734	$(96)	$2,231
Corporate and other income (expense), net				(1,220)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(13)
Operating income				$837

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Six Months Ended September 30, 2013
Total revenues	$16,306	$15,156	$2,595	$34,057

Segment operating income (loss)	$3,170	$2,029	$(509)	$4,690
Corporate and other income (expense), net				(2,681)
Amortization of intangible assets				(322)
Change in fair value of contingent acquisition consideration				(16)
Operating income				$1,671

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Six Months Ended September 30, 2012 *
Total revenues	$14,404	$15,007	$2,397	$31,808

Segment operating income (loss)	$2,985	$1,590	$(147)	$4,428
Corporate and other income (expense), net				(2,687)
Amortization of intangible assets				(322)
Change in fair value of contingent acquisition consideration				321
Operating income				$1,740

* Transportation Systems and iPerform revenues and segment operating income/(loss) have been restated to conform to current year presentation.